EXHIBIT 4.16.4

                                 March 19, 1999

Jeffrey E. Deavers
The Palladin Group, L.P.
195 Maplewood Avenue
Maplewood, NJ 07040


Re: Able Telcom-Disposition of Series B Preferred Stock and Senior Notes and Transfer of the Obligations to Purchase Warrants held by The Palladin Group

Dear Jeff:

         I am writing to notify you of the termination of the Financing Agreement by and between Able Telcom Holding Corp. and Cotton Communications, Inc. dated February 17, 1999. In connection with the termination, Able has agreed to:

o Terminate the Non-Recourse Promissory Note made by Cotton and payable to Able;

o        Purchase all of the Series B Preferred Stock owned by Cotton;

o        Purchase the 12% Senior Subordinated Notes from Cotton; and

o Assume any and all obligations of Cotton arising in connection with the purchase of the Warrants of Able held by The Palladin Group, as defined in the Purchase Agreement dated June 26, 1998, and pursuant to the Warrant Amendment dated February, 1999 ("Warrant Purchase Obligations").

March 22, 1999
Page 2

         In light of the foregoing, we request that the members of The Palladin Group designated below agree to look solely to Able Telcom for satisfaction of any and all of Cotton Communications' Warrant Purchase Obligations.

                                        ABLE TELCOM HOLDING CORP.

                                        By:___________________________
                                           Edward Z. Pollock, In-House Counsel

Accepted and Agreed to:

HALIFAX FUND, LP
THE GLENEAGLES FUND COMPANY
PALLADIN OVERSEAS FUND LIMITED
COLONIAL PENN LIFE INSURANCE CORP.

_________________________
By:
Title:

PALLADIN SECURITIES, L.L.C.

_________________________
By:
Title:

PALLADIN PARTNERS L.L.P.

_________________________
By:
Title: